The Board of Trustees and Shareholders of
 Nuveen Senior Income Fund:

We have audited the accompanying statement of assets and liabilities of Nuveen Senior Income Fund (the "Fund"), including the portfolio of investments, as of July 31, 2002, and the related statement of operations, and cash flows for the year then ended, and the changes in net assets for each of the two years in the period then ended, and financial highlights for each of the two years in the period then ended and for the period October 29, 1999
(commencement of investment operations) to July 31, 2000. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United
States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of July 31, 2002, by correspondence with the custodian and selling or agent banks. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Nuveen Senior Income Fund as of July 31, 2002, the results of its operations, and cash flows for the year then ended and changes in net assets, for each of the two years in the period then ended, and the financial highlights for each of the two years in the period then ended and for the period from October 29, 1999 (commencement of investment operations) to July 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



Chicago, Illinois
September 19, 2002